EXPERIENCE

Smith Barney Small Cap Growth Opportunities Portfolio

ANNUAL REPORT

DECEMBER 31, 2005

LEGG MASON

INVESTMENT PRODUCTS: NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Smith Barney Small Cap Growth Opportunities Portfolio

Annual Report • December 31, 2005

	Letter from the Chairman	I
What’s Inside	Manager Overview	1
	Fund at a Glance	4
	Fund Expenses	5
	Fund Performance	7
	Historical Performance	8
	Schedule of Investments	9
	Statement of Assets and Liabilities	15
	Statement of Operations	16
Fund Objective The Fund seeks long-term capital growth. Dividend income, if any, is incidental to this goal. The Fund seeks to achieve its investment objective by normally investing in equity securities of small cap companies and related investments.	Statements of Changes in Net Assets	17
	Financial Highlights	18
	Notes to Financial Statements	19
	Report of Independent Registered Public Accounting Firm	26
	Board Approval of Management Agreement	27
	Additional Information	33
	Additional Shareholder Information	38
	Important Tax Information	39

Under a licensing agreement between Citigroup and Legg Mason, the names of funds, the names of any classes of shares of funds, and the names of investment advisers of funds, as well as all logos, trademarks and service marks related to Citigroup or any of its affiliates (“Citi Marks”) are licensed for use by Legg Mason. Citi Marks include, but are not limited to, “Smith Barney,” “Salomon Brothers,” “Citi” and “Citigroup Asset Management.” Legg Mason and its affiliates, as well as the Fund’s investment manager, are not affiliated with Citigroup.

All Citi Marks are owned by Citigroup, and are licensed for use until no later than one year after the date of the licensing agreement.

Letter from the Chairman

R. JAY GERKEN, CFA Chairman, President and Chief Executive Officer	Dear Shareholder,

Despite numerous obstacles, including rising short-term interest rates, surging oil prices, a destructive hurricane season and geopolitical issues, the U.S. economy continued to expand at a healthy pace during the reporting period. After a 3.8% advance in the first quarter of 2005, gross domestic product (“GDP”)[i] growth was 3.3% during the second quarter and 4.1% in the third quarter. While fourth quarter figures have not yet been released, another slight gain is anticipated.

     Given the strength of the economy and inflationary pressures, the Federal Reserve Board (“Fed”)ii continued to raise interest rates throughout the period. After raising rates five times from June 2004 through December 2004, the Fed increased its target for the federal funds rateiii in 0.25% increments eight additional times over the reporting period. This represents the longest sustained Fed tightening cycle since the 1970s. All told, the Fed’s thirteen rate hikes have brought the target for the federal funds rate from 1.00% to 4.25%. After the end of the Fund’s reporting period, at its January meeting, the Fed once again raised its target for the federal funds rate by 0.25% to 4.50%.

     For the one-year period ended December 31, 2005, the U.S. stock market generated positive results, with the S&P 500 Indexiv returning 4.91%. While corporate profits remained strong during the year, they were often overshadowed by rising interest rates and higher oil prices.

     Looking at the fiscal year as a whole, mid-cap stocks outperformed their large- and small-cap counterparts, with the Russell Midcap[v], Russell 1000vi, and Russell 2000vii Indexes returning 12.65%, 6.27%, and 4.55%, respectively. From an investment style perspective, value stocks outperformed growth stocks for the sixth consecutive calendar year, with the Russell 3000 Valueviii and Russell 3000 Growthix Indexes returning 6.85% and 5.17%, respectively, in 2005.

Smith Barney Small Cap Growth Opportunities Portfolio	I

Please read on for a more detailed look at prevailing economic and market conditions during the Fund’s fiscal year and to learn how those conditions have affected Fund performance.

Special Shareholder Notices

     On December 1, 2005, Citigroup Inc. (“Citigroup”) completed the sale of substantially all of its asset management business, Citigroup Asset Management (“CAM”), to Legg Mason, Inc. (“Legg Mason”). As a result, the Fund’s investment manager (the “Manager”), previously an indirect wholly-owned subsidiary of Citigroup, has become a wholly-owned subsidiary of Legg Mason. Completion of the sale caused the Fund’s existing investment management contract to terminate. The Fund’s shareholders approved a new investment management contract between the Fund and the Manager which became effective on December 1, 2005.

On or about May 1, 2006 the Smith Barney Small Cap Growth Opportunities Portfolio will be renamed the Legg Mason Partners Variable Small Cap Growth Opportunities Portfolio.

Information About Your Fund

     As you may be aware, several issues in the mutual fund industry have recently come under the scrutiny of federal and state regulators. The Fund’s Manager and some of its affiliates have received requests for information from various government regulators regarding market timing, late trading, fees, and other mutual fund issues in connection with various investigations. The regulators appear to be examining, among other things, the Fund’s response to market timing and shareholder exchange activity, including compliance with prospectus disclosure related to these subjects. The Fund has been informed that the Manager and its affiliates are responding to those information requests, but are not in a position to predict the outcome of these requests and investigations.

Important information concerning the Fund and its Manager with regard to recent regulatory developments is contained in the Notes to Financial Statements included in this report.

II	Smith Barney Small Cap Growth Opportunities Portfolio

As always, thank you for your confidence in our stewardship of your assets. We look forward to helping you continue to meet your financial goals.

Sincerely,

R. Jay Gerken, CFA
Chairman, President and Chief Executive Officer

February 2, 2006

All index performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in an index.

[i]	Gross domestic product is a market value of goods and services produced by labor and property in a given country.
ii

The Federal Reserve Board is responsible for the formulation of a policy designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

iii	The federal funds rate is the interest rate that banks with excess reserves at a Federal Reserve district bank charge other banks that need overnight loans.
iv	The S&P 500 Index is an unmanaged index of 500 stocks that is generally representative of the performance of larger companies in the U.S.
[v]	The Russell Midcap Index measures the performance of the 800 smallest companies in the Russell 1000 Index whose average market capitalization was approximately $4.7 billion as of 6/24/05.
vi

The Russell 1000 Index measures the performance of the 1,000 largest companies in the Russell 3000 Index, which represents approximately 92% of the total market capitalization of the Russell 3000 Index.

vii

The Russell 2000 Index measures the performance of the 2,000 smallest companies in the Russell 3000 Index, which represents approximately 8% of the total market capitalization of the Russell 3000 Index.

viii

The Russell 3000 Value Index measures the performance of those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth values. (A price-to-book ratio is the price of a stock compared to the difference between a company’s assets and liabilities.)

ix	The Russell 3000 Growth Index measures the performance of those Russell 3000 Index companies with higher price-to-book ratios and higher forecasted growth values.

Smith Barney Small Cap Growth Opportunities Portfolio	III

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Manager Overview

VINCENT GAO, CFA Portfolio Manager	Q. What were the overall market conditions during the Fund’s reporting period?

A. The year started poorly for the equity market. Rising oil prices and rising interest rates negatively affected market sentiment and Wall Street perception of future economic growth. Despite this backdrop, the U.S. economy continued its steady expansion through the year and corporate earnings growth was robust. While select areas of consumer spending were affected, generally the U.S. economy took the higher rates and higher gas prices in its stride. The equity market stayed volatile throughout the year but eventually ended the year higher for the third year straight.

     The Federal Reserve Board (“Fed”)[i] continued to raise short-term interest rates over the period in an attempt to stifle inflation. From June 2004 through the end of the reporting period, the Fed raised short-term interest rates thirteen times, which brought the target for the federal funds rateii to 4.25%. Towards the end of 2005, there were indications that the Fed was close to the end of the rate raise cycle. After the end of the Fund’s reporting period, at its January meeting, the Fed once again raised its target for the federal funds rate by 0.25% to 4.50%.

     Overall, both large- and small-capitalization stocks rose during 2005 with the large-cap S&P 500 Indexiii returning 4.91% and the small-cap Russell 2000 Indexiv returning 4.55%. Among small-cap equities, value stocks outperformed growth stocks as reflected by the performance of the Russell 2000 Value Index,[v] which returned 4.71%, versus the Russell 2000 Growth Index,vi which returned 4.15%. Within the Russell 2000 Growth Index, strongest performance came from the energy, utilities and materials sectors. The bottom performing sectors included information technology, consumer discretionary and financials. Rate sensitive sectors generally underperformed, while the energy and commodities sectors benefited due to higher natural resources prices.

Performance Update[1]

For the 12 months ended December 31, 2005, the Smith Barney Small Cap Growth Opportunities Portfolio returned 4.90%. The Fund’s unmanaged benchmark, the Russell 2000 Growth Index, returned 4.15% for the same period. The Lipper Variable Small-Cap Growth Funds Category Average[2] increased 7.50%.

Q. What were the most significant factors affecting Fund performance?

A. The Fund’s out-performance relative to the Russell 2000 Growth Index was primarily attributable to security selection, which was strongest in telecommunication services and health care and weakest in materials and energy. Relative to the benchmark, sector allocation was strongest in the consumer discretionary and telecommunication services sectors and weakest in the information technology and consumer staples sectors.

1

The Fund is an underlying investment option of various variable annuity and variable life insurance products. The Fund’s performance returns do not reflect the deduction of expenses imposed in connection with investing in variable annuity or variable life insurance contracts, such as administrative fees, account charges, and surrender charges, which, if reflected, would reduce the performance of the Fund. Past performance is no guarantee of future results.

[2]

Lipper, Inc. is a major independent mutual-fund tracking organization. Average annual returns are based on the 12-month period ended December 31, 2005, including the reinvestment of distributions, including the returns of capital, if any, calculated among the 95 funds in the Fund’s Lipper category.

Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report	1

Performance Snapshot As of December 31, 2005 (unaudited)

	6 Months	12 Months

Small Cap Growth Opportunities Portfolio	5.09%	4.90%

Russell 2000 Growth Index	8.02%	4.15%

Lipper Variable Small-Cap Growth Funds
Category Average	7.82%	7.50%

The performance shown represents past performance. Past performance is no guarantee of future results and current performance may be higher or lower than the performance shown above. Principal value and investment returns will fluctuate and investors’ shares, when redeemed, may be worth more or less than their original cost.

Current fee waivers are voluntary, and may be reduced or terminated at any time. In the absence of voluntary fee waivers the total return would have been lower.

Fund returns assume the reinvestment of all distributions, including returns of capital, if any, at net asset value and the deduction of all Fund expenses.

Lipper, Inc. is a major independent mutual-fund tracking organization. Returns are based on the period ended December 31, 2005, including the reinvestment of distributions, including returns of capital, if any, calculated among the 99 funds for the 6-month period and among the 95 funds for the 12-month period in the Fund’s Lipper category.

What were the leading contributors to performance?

A. Individual stocks that were the greatest contributors to performance during the period were Transkaryotic Therapies Inc., a biopharmaceutical company, SpectraSite, a wireless tower operator, Abgenix, a biopharmaceutical company, Electronics for Imaging, a designer and marketer of digital imaging and print solutions and ADC Telecommunications, a communications infrastructure firm. The Fund sold its position in Transkaryotic Therapies, Inc. and maintained its positions in the other securities. Spectrasite was acquired by American Towers during the period and the Fund maintained the American Towers position.

What were the leading detractors from performance?

A. The largest detractors from performance during the period included NPS Pharmaceuticals, a biopharmaceutical company, TIBCO Software Inc., a developer and marketer of software solutions, ActivCard Corp., a security software services company, Tekelec, a designer, manufacturer and marketer of telecommunications networks and RF Micro Devices Inc., a wireless communications and applications company. The Fund sold its positions in NPS Pharmaceuticals, Inc., ActivCard Corp. and Tekelec during the period and maintained its positions in TIBCO Software Inc. and RF Micro Devices Inc.

Q. Were there any significant changes to the Fund during the reporting period?

A. There were no significant changes made to the portfolio during the reporting period with the exception of reducing the weighting in the information technology sector, and adding to the weighting in the telecommunication services sector. Technology sector returns became relatively unattractive to the broader market. Our addition to the telecommunication services weighting primarily reflects our increased investment in the wireless sector during the period.

2	Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report

          Thank you for your investment in the Smith Barney Small Cap Growth Opportunities Portfolio. As ever, we appreciate that you have chosen us to manage your assets and we remain focused on achieving the Fund’s investment goals.

          Sincerely,

Vincent Gao, CFA
Portfolio Manager

February 2, 2006

The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. Views expressed may differ from those of the firm as a whole.

Portfolio holdings and breakdowns are as of December 31, 2005 and are subject to change and may not be representative of the portfolio manager’s current or future investments. The Fund’s top ten holdings (as a percentage of net assets) as of this date were: American Tower Corp., Class A Shares (3.3%), R.H. Donnelley Corp. (2.4%), MSC Industrial Direct Co. Inc., Class A Shares (2.3%), Zarlink Semiconductor Inc. (2.0%), Electronics for Imaging Inc. (2.0%), RealNetworks Inc. (1.7%), DJ Orthopedics Inc. (1.6%), Sohu.com Inc. (1.6%), Health Net Inc. (1.6%) and TIBCO Software Inc. (1.4%). Please refer to pages 9 through 14 for a list and percentage breakdown of the fund’s holdings.

The mention of sector breakdowns is for informational purposes only and should not be construed as a recommendation to purchase or sell any securities. The information provided regarding such sectors is not a sufficient basis upon which to make an investment decision. Investors seeking financial advice regarding the appropriateness of investing in any securities or investment strategies discussed should consult their financial professional. Portfolio holdings are subject to change at any time and may not be representative of the portfolio manager’s current or future investments. The Fund’s top five sector holdings (as a percentage of net assets) as of December 31, 2005 were: Information Technology (27.1%), Health Care (16.7%), Consumer Discretionary (12.1%), Industrials (8.8%) and Financials (7.7%). The Fund’s portfolio composition is subject to change at any time.

RISKS: Investments in small capitalization companies may involve a higher degree of risk and volatility than investments in larger, more established companies. The Fund may use derivatives, such as options and futures, which can be illiquid, may disproportionately increase losses, and have potentially large impact on Fund performance. Investing in foreign securities is subject to certain risks not associated with domestic investing, such as currency fluctuations, and changes in political and economic conditions. Please see the Fund’s prospectus for more information on these and other risks.

All index performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in an index.

i

The Federal Reserve Board is responsible for the formulation of a policy designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

ii	The federal funds rate is the interest rate that banks with excess reserves at a Federal Reserve district bank charge other banks that need overnight loans.

iii	The S&P 500 Index is an unmanaged index of 500 stocks that is generally representative of the performance of larger companies in the U.S.

iv

The Russell 2000 Index measures the performance of the 2,000 smallest companies in the Russell 3000 Index, which represents approximately 8% of the total market capitalization of the Russell 3000 Index.

[v]	The Russell 2000 Value Index measures the performance of those Russell 2000 Index companies with lower price-to-book ratios and lower forecasted growth values.

vi	The Russell 2000 Growth Index measures the performance of those Russell 2000 companies with higher price-to-book ratios and higher forecasted growth values.

Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report	3

Fund at a Glance (unaudited)

Investment Breakdown

4	Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report

Fund Expenses (unaudited)

Example

          As a shareholder of the Fund, you may incur two types of costs (1) transaction costs and (2) ongoing costs, including management fees and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

         This example is based on an investment of $1,000 invested on July 1, 2005 and held for the six months ended December 31, 2005.

Actual Expenses

          The table below titled “Based on Actual Total Return” provides information about actual account values and actual expenses. You may use the information provided in this table, together with the amount you invested, to estimate the expenses that you paid over the period. To estimate the expenses you paid on your account, divide your ending account value by $1,000 (for example, an $8,600 ending account value divided by $1,000 = 8.6), then multiply the result by the number under the heading entitled “Expenses Paid During the Period”.

Based on Actual Total Return(1)

	Actual	Beginning	Ending	Annualized	Expenses
	Total	Account	Account	Expense	Paid During
	Return(2)	Value	Value	Ratio	the Period(3)

Smith Barney Small Cap Growth
Opportunities Portfolio	5.09%	$1,000.00	$1,050.90	0.90%	$4.65

(1)	For the six months ended December 31, 2005.

(2)

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value. Total return is not annualized, as it may not be representative of the total return for the year. Total return does not reflect expenses associated with the separate account such as administrative fees, account charges and surrender charges, which, if reflected, would reduce the total returns. Performance figures may reflect voluntary fee waivers. Past performance is no guarantee of future results. In the absence of voluntary fee waivers, the total return would have been lower.

(3)

Expenses (net of voluntary fee waiver) are equal to the Fund’s annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 365.

Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report	5

Fund Expenses (unaudited) (continued)

Hypothetical Example for Comparison Purposes

          The table below titled “Based on Hypothetical Total Return” provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio and an assumed rate of return of 5.00% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use the information provided in this table to compare the ongoing costs of investing in the Fund and other funds. To do so, compare the 5.00% hypothetical example relating to the Fund with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.

          Please note that the expenses shown in the table below are meant to highlight your ongoing costs only and do not reflect any transactional costs. Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

Based on Hypothetical Total Return(1)

	Hypothetical Annualized Total Return	Beginning Account Value	Ending Account Value	Annualized Expense Ratio	Expenses Paid During the Period(2)

Smith Barney Small Cap Growth Opportunities Portfolio	5.00%	$1,000.00	$1,020.67	0.90%	$4.58

(1)	For the six months ended December 31, 2005.
(2)

Expenses (net of voluntary fee waiver) are equal to the Fund’s annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 365.

6	Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report

Fund Performance

Average Annual Total Returns(1) (unaudited)

Twelve Months Ended 12/31/05	4.90%

Five Years Ended 12/31/05	1.41

Inception* through 12/31/05	6.39

Cumulative Total Returns(1) (unaudited)

(Inception* through 12/31/05)	73.47%

(1)

Assumes reinvestment of all distributions, including returns of capital, if any, at net asset value. All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Total returns do not reflect expenses associated with the separate account such as administrative fees, account charges and surrender charges, which, if reflected, would reduce the total returns. Performance figures may reflect voluntary fee waivers and/or expense reimbursements. In the absence of these waivers and/or expense reimbursements, the total returns would have been lower.

*	Inception date is February 10, 1997.

Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report	7

Historical Performance (unaudited)

Value of $10,000 Invested in Shares of the Smith Barney Small Cap Growth Opportunities Portfolio vs. Russell 2000 Growth Index† (February 1997 – December 2005)

†

Hypothetical illustration of $10,000 invested in shares of the Smith Barney Small Cap Growth Opportunities Portfolio on February 10, 1997 (commencement of operations), assuming reinvestment of all distributions, including returns of capital, if any, at net asset value through December 31, 2005. The Russell 2000 Growth Index measures the performance of those Russell 2000 companies with higher price-to-book ratios and higher forecasted growth values. The Index is unmanaged and is not subject to the same management and trading expenses of a mutual fund. Please note that an investor cannot invest directly in an index.

All figures represent past performance and are not a guarantee of future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. The returns shown do not reflect expenses associated with the separate account such as administrative fees, account charges and surrender charges, which, if reflected, would reduce the total returns. Performance figures may reflect voluntary fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, total return would have been lower.

8	Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report

Schedule of Investments (December 31, 2005)

SMITH BARNEY SMALL CAP GROWTH OPPORTUNITIES PORTFOLIO

Shares	Security	Value

COMMON STOCKS — 96.5%
CONSUMER DISCRETIONARY — 12.1%
Hotels, Restaurants & Leisure — 5.1%
21,800	CKE Restaurants Inc.	$294,518
15,557	Ctrip.com International Ltd., ADR	898,417
11,400	Outback Steakhouse Inc.	474,354
9,400	PF Chang’s China Bistro Inc.*	466,522
11,685	Station Casinos Inc.	792,243
19,500	Steak‘n Shake Co.*	330,525

	Total Hotels, Restaurants & Leisure	3,256,579

Household Durables — 0.7%
37,700	Tempur-Pedic International Inc.*	433,550

Leisure Equipment & Products — 1.1%
21,030	Marvel Entertainment Inc.*	344,471
9,400	SCP Pool Corp.	349,868

	Total Leisure Equipment & Products	694,339

Media — 2.7%
25,200	R.H. Donnelley Corp.*	1,552,824
8,400	Regal Entertainment Group, Class A Shares	159,768

	Total Media	1,712,592

Multiline Retail — 0.7%
19,500	Family Dollar Stores Inc.	483,405

Specialty Retail — 1.8%
21,100	Cabela’s Inc., Class A Shares *	350,260
15,350	Men’s Wearhouse Inc.*	451,904
23,310	West Marine Inc.*	325,874

	Total Specialty Retail	1,128,038

	TOTAL CONSUMER DISCRETIONARY	7,708,503

CONSUMER STAPLES — 2.9%
Food Products — 0.6%
17,410	Hain Celestial Group Inc.*	368,395

Food & Staples Retailing — 0.7%
16,700	United Natural Foods Inc.*	440,880

Household Products — 0.6%
20,900	Spectrum Brands Inc.*	424,479

Personal Products — 1.0%
36,100	Nu Skin Enterprises Inc., Class A Shares	634,638

	TOTAL CONSUMER STAPLES	1,868,392

See Notes to Financial Statements.

Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report	9

Schedule of Investments (December 31, 2005) (continued)

Shares	Security	Value

ENERGY — 7.5%
Energy Equipment & Services — 5.5%
2,840	Atwood Oceanics Inc.*	$221,605
39,300	Bronco Drilling Co. Inc.*	904,293
9,750	CARBO Ceramics Inc.	551,070
52,900	Grey Wolf Inc.*	408,917
65,440	Key Energy Services Inc.*	881,477
5,407	Todco, Class A Shares	205,791
7,300	Universal Compression Holdings Inc.*	300,176

	Total Energy Equipment & Services	3,473,329

Oil, Gas & Consumable Fuels — 2.0%
8,200	Cheniere Energy Inc.*	305,204
7,900	OPTI Canada Inc.*	258,624
28,050	Range Resources Corp.	738,837

	Total Oil, Gas & Consumable Fuels	1,302,665

	TOTAL ENERGY	4,775,994

FINANCIALS — 7.7%
Capital Markets — 0.8%
6,455	Affiliated Managers Group Inc.*	518,014

Commercial Banks — 3.3%
2,130	City National Corp.	154,297
14,250	Cullen/Frost Bankers Inc.	764,940
14,610	East-West Bancorp Inc.	533,119
6,914	UCBH Holdings Inc.	123,622
9,430	Westamerica Bancorporation	500,450

	Total Commercial Banks	2,076,428

Insurance — 0.6%
27,500	Universal American Financial Corp.*	414,700

Real Estate — 2.7%
4,569	Alexandria Real Estate Equities Inc.	367,804
4,240	BioMed Realty Trust Inc.	103,456
1,237	CenterPoint Properties Trust	61,207
7,112	Cousins Properties Inc.	201,270
7,200	Global Signal Inc.	310,752
5,650	Gramercy Capital Corp.	128,707
11,585	PS Business Parks Inc.	569,982

	Total Real Estate	1,743,178

Thrifts & Mortgage Finance — 0.3%
2,430	Downey Financial Corp.	166,188

	TOTAL FINANCIALS	4,918,508

HEALTH CARE — 16.7%
Biotechnology — 7.7%
37,100	Abgenix Inc.*	798,021
18,400	Arena Pharmaceuticals Inc.*	261,648
24,200	CV Therapeutics Inc.*	598,466

See Notes to Financial Statements.

10	Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report

Schedule of Investments (December 31, 2005) (continued)

Shares	Security	Value

Biotechnology — 7.7% (continued)
26,040	InterMune Inc.*	$437,472
40,800	Nektar Therapeutics*	671,568
67,600	Panacos Pharmaceuticals Inc. Com*	468,468
29,800	PDL Biopherma*	846,916
161,900	Oscient Pharmaceuticals Corp.*	367,513
19,600	Tanox Inc.*	320,852
3,500	Vertex Pharmaceuticals Inc.*	96,845

	Total Biotechnology	4,867,769

Health Care Equipment & Supplies — 3.5%
11,703	Advanced Medical Optics Inc.*	489,185
6,300	Cooper Cos. Inc.	323,190
13,870	Cytyc Corp.*	391,550
37,170	DJ Orthopedics Inc.*	1,025,149

	Total Health Care Equipment & Supplies	2,229,074

Health Care Providers & Services — 4.6%
19,300	Health Net Inc.*	994,915
21,300	LifePoint Hospitals Inc.*	798,750
9,700	Manor Care Inc.	385,769
17,600	WellCare Health Plans Inc.*	718,960

	Total Health Care Providers & Services	2,898,394

Pharmaceuticals — 0.9%
22,300	Andrx Corp.*	367,281
14,200	AVANIR Pharmaceuticals*	48,848
30,610	Ista Pharmaceuticals Inc.*	194,680

	Total Pharmaceuticals	610,809

	TOTAL HEALTH CARE	10,606,046

INDUSTRIALS — 8.8%
Aerospace & Defense — 0.5%
10,300	Aviall, Inc. *	296,640

Building Products — 1.1%
10,300	ElkCorp	346,698
7,400	NCI Building Systems, Inc. *	314,352

	Total Building Products	661,050

Commercial Services & Supplies — 2.0%
15,900	Herman Miller Inc.	448,221
16,400	IHS Inc., Class A Shares*	336,528
32,000	Steelcase Inc., Class A Shares	506,560

	Total Commercial Services & Supplies	1,291,309

Construction & Engineering — 1.2%
31,040	Chicago Bridge & Iron Co. NV, New York Shares	782,518

Electrical Equipment — 0.1%
2,500	Suntech Power Holdings Co. Ltd., ADR*	68,125

See Notes to Financial Statements.

Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report	11

Schedule of Investments (December 31, 2005) (continued)

Shares	Security	Value

Machinery — 1.6%
15,200	IDEX Corp.	$624,872
18,180	Stewart & Stevenson Services Inc.	384,143

	Total Machinery	1,009,015

Trading Companies & Distributors — 2.3%
36,830	MSC Industrial Direct Co. Inc., Class A Shares	1,481,303

	TOTAL INDUSTRIALS	5,589,960

INFORMATION TECHNOLOGY — 27.1%
Communications Equipment — 1.8%
27,800	ADC Telecommunications Inc.*	621,052
34,600	Polycom Inc.*	529,380

	Total Communications Equipment	1,150,432

Computers & Peripherals — 2.0%
47,890	Electronics for Imaging Inc.*	1,274,353

Electronic Equipment & Instruments — 1.5%
42,900	Dolby Laboratories Inc., Class A Shares*	731,445
4,100	Mettler-Toledo International Inc.*	226,320

	Total Electronic Equipment & Instruments	957,765

Internet Software & Services — 7.3%
54,280	Digitas Inc.*	679,586
4,000	Hurray! Holding Co. Ltd., ADR*	35,960
15,200	Jupitermedia Corp.*	224,656
27,600	Openwave Systems Inc.*	482,172
137,500	RealNetworks Inc.*	1,067,000
99,000	SkillSoft PLC, ADR*	544,500
54,700	Sohu.com Inc.*	1,003,198
77,700	webMethods Inc.*	599,067

	Total Internet Software & Services	4,636,139

IT Services — 1.4%
5,800	Patni Computer Systems Ltd., ADR*	134,444
54,800	Sapient Corp.*	311,812
21,000	Wright Express Corp.*	462,000

	Total IT Services	908,256

Semiconductors & Semiconductor Equipment — 8.9%
160,200	Applied Micro Circuits Corp.*	411,714
41,814	ASE Test Ltd.*	328,240
20,900	Atheros Communications*	271,700
92,401	ChipMOS TECHNOLOGIES (Bermuda) Ltd.*	535,926
13,200	Cymer Inc.*	468,732
21,500	EMCORE Corp.*	159,530
37,300	Entegris Inc.*	351,366
40,500	Micrel Inc.*	469,800
20,000	PortalPlayer Inc.*	566,400
115,500	RF Micro Devices Inc.*	624,855
21,200	Silicon Image Inc.*	191,860
630,150	Zarlink Semiconductor Inc.*	1,291,807

	Total Semiconductors & Semiconductor Equipment	5,671,930

See Notes to Financial Statements.

12	Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report

Schedule of Investments (December 31, 2005) (continued)

Shares	Security	Value

Software — 4.2%
9,300	Hyperion Solutions Corp.*	$333,126
24,600	Kongzhong Corp., ADR*	307,500
9,600	Salesforce.com Inc.*	307,680
14,400	Take-Two Interactive Software, Inc.*	254,880
10,600	The9 Ltd., ADR*	162,074
123,279	TIBCO Software Inc.*	920,894
24,300	Wind River Systems Inc.*	358,911

	Total Software	2,645,065

	TOTAL INFORMATION TECHNOLOGY	17,243,940

MATERIALS — 5.0%
Chemicals — 3.4%
8,430	Cytec Industries Inc.	401,521
14,810	Minerals Technologies Inc.	827,731
23,800	Senomyx Inc.*	288,456
7,460	Scotts Miracle-Gro Co., Class A Shares	337,490
11,080	Valspar Corp.	273,344

	Total Chemicals	2,128,542

Metals & Mining — 1.6%
17,230	Apex Silver Mines Ltd.*	273,957
30,060	Compass Minerals International Inc.	737,672

	Total Metals & Mining	1,011,629

	TOTAL MATERIALS	3,140,171

TELECOMMUNICATION SERVICES — 7.7%
Diversified Telecommunication Services — 2.0%
97,140	Cincinnati Bell Inc.*	340,962
46,470	Citizens Communications Co.	568,328
4,260	Commonwealth Telephone Enterprises Inc.	143,860
600	New Skies Satellites Holdings Ltd.	13,062
6,800	PanAmSat Holding Corp.	166,600

	Total Diversified Telecommunication Services	1,232,812

Wireless Telecommunication Services — 5.7%
76,641	American Tower Corp., Class A Shares*	2,076,971
74,800	Dobson Communications Corp., Class A Shares*	561,000
16,600	Nextel Partners Inc., Class A Shares*	463,804
35,200	WiderThan Co. Ltd., ADR*	533,280

	Total Wireless Telecommunication Services	3,635,055

	TOTAL TELECOMMUNICATION SERVICES	4,867,867

UTILITIES — 1.0%
Electric Utilities — 1.0%
21,600	ITC Holdings Corp.	606,744

	TOTAL INVESTMENTS BEFORE SHORT-TERM INVESTMENT (Cost — $55,207,961)	61,326,125

See Notes to Financial Statements.

Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report	13

Schedule of Investments (December 31, 2005) (continued)

Face Amount	Security	Value

SHORT-TERM INVESTMENT — 4.4%
Repurchase Agreement — 4.4%
$2,765,000	Interest in $405,369,000 joint tri-party repurchase agreement dated 12/30/05 with Greenwich Capital Markets Inc., 4.280% due 1/3/06; Proceeds at maturity — $2,766,315; (Fully collateralized by various U.S. government agency obligations, 0.000% to 9.375% due 1/11/06 to 11/15/30; Market value — $2,820,314) (Cost — $2,765,000)	$2,765,000

	TOTAL INVESTMENTS — 100.9% (Cost — $57,972,961#)	64,091,125
	Liabilities in Excess of Other Assets — (0.9)%	(567,220)

	TOTAL NET ASSETS — 100.0%	$63,523,905

*	Non-income producing security.
#	Aggregate cost for federal income tax purposes is $58,085,962.

Abbreviation used in this schedule:
ADR — American Depositary Receipt

See Notes to Financial Statements.

14	Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report

Statement of Assets and Liabilities (December 31, 2005)

ASSETS:
Investments, at value (Cost — $57,972,961)	$64,091,125
Cash	959
Receivable for securities sold	219,520
Dividends and interest receivable	17,611
Prepaid expenses	1,012

Total Assets	64,330,227

LIABILITIES:
Payable for securities purchased	566,394
Payable for Fund shares repurchased	159,225
Transfer agent fees payable	885
Management fee payable	663
Trustees’ fees payable	1,488
Accrued expenses	77,667

Total Liabilities	806,322

Total Net Assets	$63,523,905

NET ASSETS:
Par value (Note 4)	$59
Paid-in capital in excess of par value	57,756,562
Undistributed net investment income	4,071
Accumulated net realized loss on investments	(354,951)
Net unrealized appreciation on investments	6,118,164

Total Net Assets	$63,523,905

Shares Outstanding	5,859,180

Net Asset Value	$10.84

See Notes to Financial Statements.

Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report	15

Statement of Operations (For the year ended December 31, 2005)

INVESTMENT INCOME:
Dividends	$380,979
Interest	127,138
Less: Foreign taxes withheld	(666)

Total Investment Income	507,451

EXPENSES:
Management fee (Note 2)	450,135
Custody fees	61,823
Shareholder reports	42,443
Legal fees	32,389
Audit and tax	24,238
Trustees’ fees	5,116
Transfer agent fees (Note 2)	4,791
Registration fees	2,457
Insurance	293
Miscellaneous expenses	4,406

Total Expenses	628,091
Less: Management fee waiver (Note 2)	(87,928)

Net Expenses	540,163

Net Investment Loss	(32,712)

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS (NOTES 1 AND 3):
Net Realized Gain From Investment Transactions	3,651,717

Change in Net Unrealized Appreciation/Depreciation From Investments	(693,267)

Net Gain on Investments	2,958,450

Increase in Net Assets From Operations	$2,925,738

See Notes to Financial Statements.

16	Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report

Statements of Changes in Net Assets (For the years ended December 31,)

	2005	2004

OPERATIONS:
Net investment income (loss)	$(32,712)	$75,392
Net realized gain	3,651,717	4,780,560
Change in net unrealized appreciation/depreciation	(693,267)	2,656,566

Increase in Net Assets From Operations	2,925,738	7,512,518

DISTRIBUTIONS TO SHAREHOLDERS FROM (NOTE 1):
Net investment income	—	(3,339)
Net realized gains	(6,098,384)	(1,291,462)

Decrease in Net Assets From Distributions to Shareholders	(6,098,384)	(1,294,801)

FUND SHARE TRANSACTIONS (NOTE 4):
Net proceeds from sale of shares	10,457,254	17,177,713
Reinvestment of distributions	6,098,384	1,294,801
Cost of shares repurchased	(9,449,460)	(9,726,171)

Increase in Net Assets From Fund Share Transactions	7,106,178	8,746,343

Increase in Net Assets	3,933,532	14,964,060

NET ASSETS:
Beginning of year	59,590,373	44,626,313

End of year*	$63,523,905	$59,590,373

*Includes undistributed net investment income of:	$4,071	$7,751

See Notes to Financial Statements.

Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report	17

F inancial Highlights
For a share of beneficial interest outstanding throughout each year ended December 31:

	2005	2004(1)	2003(1)		2002(1)	2001(1)

Net Asset Value, Beginning of Year	$11.40	$10.10	$7.10		$9.55	$13.20

Income (Loss) From Operations:
Net investment income (loss)	0.00 (2)	0.02	(0.03)		(0.03)	(0.01)
Net realized and unrealized gain (loss)	0.55	1.54	3.03		(2.42)	(2.09)

Total Income (Loss) From Operations	0.55	1.56	3.00		(2.45)	(2.10)

Less Distributions From:
Net investment income	—	(0.01)	—		—	—
Net realized gains	(1.11)	(0.25)	—		—	(1.55)

Total Distributions	(1.11)	(0.26)	—		—	(1.55)

Net Asset Value, End of Year	$10.84	$11.40	$10.10		$7.10	$9.55

Total Return(3)	4.90%	15.38%	42.25	%(4)	(25.65)%	(16.22)%

Net Assets, End of Year (000s)	$63,524	$59,590	$44,626		$20,016	$21,680

Ratios to Average Net Assets:
Gross expenses	1.05%	1.10%	1.15%		1.45%	2.21%
Net expenses(5)(6)	0.90	0.90	0.90		0.90	0.90
Net investment income (loss)	(0.05)	0.15	(0.30)		(0.34)	(0.17)

Portfolio Turnover Rate	116%	135%	168%		19%	59%

(1)	Per share amounts have been calculated using the average shares method.
(2)	Amount represents less than 0.01 per share.
(3)

Performance figures may reflect voluntary fee waivers and/or expense reimbursements. Past performance is no guarantee of future results. In the absence of voluntary fee waivers and/or expense reimbursements, the total return would have been lower.Total returns do not reflect expenses associated with the separate accounts such as administrative fees, account charges and surrender charges which, if reflected, would reduce the total return for all periods shown.

(4)	0.28% of the Fund’s total return resulted from advisory reimbursements investments as a result of not meeting the investment policy of the Fund.
(5)	The investment manager voluntarily waived all or a portion of its fees and/or reimbursed expenses. Such waivers and expense reimbursements are voluntary and may be reduced or terminated at any time.
(6)	As a result of a voluntary expense limitation, the ratio of expenses to average net assets will not exceed 0.90%.

See Notes to Financial Statements.

18	Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report

Notes to Financial Statements

1. Organization and Significant Accounting Policies

The Smith Barney Small Cap Growth Opportunities Portfolio (the “Fund”), a series of Variable Annuity Portfolios (the “Trust”), is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a diversified, open-end management investment company. Shares of the Fund may only be purchased or redeemed through variable annuity contracts and variable life insurance policies offered by the separate accounts of participating insurance companies.

          The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ.

          (a) Investment Valuation. Equity securities for which market quotations are available are valued at the last sale price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the bid and ask prices provided by an independent pricing service that are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund may value these investments at fair value as determined in accordance with the procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates market value.

          (b) Repurchase Agreements. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian take possession of the underlying collateral securities, the market value of which at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction exceeds one business day, the value of the collateral is marked-to-market to ensure the adequacy of the collateral. If the seller defaults, and the market value of the collateral declines or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

          (c) Security Transactions and Investment Income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. The cost of investments sold is determined by use of the specific identification method.

          (d) Distributions to Shareholders. Distributions from net investment income and distributions of net realized gains, if any, are declared at least annually. Distributions to shareholders of the Fund are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report	19

Notes to Financial Statements (continued)

          (e) Expenses. Direct expenses are charged to the Fund that incurred them and general expenses of the Variable Annuity Portfolios are allocated to the Funds based on each Fund’s relative net assets.

          (f) Federal and Other Taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute substantially all of its taxable income and net realized gains on investments, if any, to shareholders each year. Therefore, no federal income tax provision is required in the Fund’s financial statements. Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

          (g) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share. During the current year, the following reclassifications have been made:

	Undistributed
	Net Investment	Undistributed
	Income	Realized Gains	Paid-in Capital

(a)	—	$(10,773)	$10,773
(b)	$29,032	(29,032)

(a)	Reclassifications are primarily due to distributions paid in connection with the redemption of Fund shares.
(b)	Reclassifications are primarily due to a tax net operating loss which offsets short term capital gains for tax purposes.

2. Management Agreement and Other Transactions with Affiliates

On December 1, 2005, Citigroup Inc. (“Citigroup”) completed the sale of substantially all of its asset management business, Citigroup Asset Management (“CAM”), to Legg Mason, Inc. (“Legg Mason”). As a result, the Fund’s investment manager, Smith Barney Fund Management LLC, (“Manager”), previously an indirect wholly-owned subsidiary of Citigroup, has become a wholly-owned subsidiary of Legg Mason. Completion of the sale caused the Fund’s existing investment management to terminate. The Fund’s shareholders approved a new investment management contract between the Fund and the Manager, which became effective on December 1, 2005.

          Legg Mason, whose principal executive offices are in Baltimore, Maryland, is a financial services holding company.

          Prior to the transaction and under the new Investment Management contract, the Fund pays the Manager a fee calculated at an annual rate of 0.75 % of the Fund’s average daily net assets.

          During the year ended December 31, 2005, the Manager waived a portion of its management fee amounting to $87,928. This waiver is voluntary and may be terminated at any time by SBFM.

          The Fund’s Board has approved PFPC Inc. (“PFPC”) to serve as transfer agent for the Fund, effective January 1, 2006. The principal business office of PFPC is located at 4400 Computer Drive, Westborough, MA 01581. During the period covered by this report, Citicorp Trust Bank, fsb. (“CTB”), a subsidiary of Citigroup, acted as the Fund’s transfer agent. PFPC acted as the Fund’s sub-transfer agent. CTB received account fees and asset-

20	Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report

Notes to Financial Statements (continued)

based fees that varied according to the size and type of account. PFPC was responsible for shareholder recordkeeping and financial processing for all shareholder accounts and was paid by CTB. For the period ended December 31, 2005, the Fund paid transfer agent fees of $5,006 to CTB.

          Citigroup Global Markets Inc. (“CGM”) another indirect wholly-owned subsidiary of Citigroup, acts as the Fund’s distributor. Effective December 1, 2005, the Fund’s Board appointed Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, as co-distributor of the Fund.

          During the year ended December 31, 2005, CGM and its affiliates did not receive any brokerage commissions from the Fund.

          The Trustees of the Fund have adopted a Retirement Plan (the “Plan”), for all Trustees who are not “interested persons” of the Fund, within the meaning of the 1940 Act. Under the Plan, all Trustees are required to retire from the Board as of the last day of the calendar year in which the applicable Trustee attains age 75. Trustees may retire under the Plan before attaining the mandatory retirement age. Trustees who have served as Trustee of the Trust or any of the investment companies associated with the Manager for at least ten years when they retire are eligible to receive the maximum retirement benefit under the Plan. The maximum retirement benefit is an amount equal to five times the amount of retainer and regular meeting fees payable to a Trustee during the entirety of the calendar year of the Trustee’s retirement (assuming no change in relevant facts for the balance of the year following the Trustee’s retirement). Amounts under the Plan may be paid in installments or in a lump sum (discounted to present value). Benefits under the Plan are unfunded. Three former Trustees are currently receiving payments under the Plan. In addition, two other Trustees elected to receive a lump sum payment under the Plan. At December 31, 2005, $1,276 was accrued in connection with the Plan.

          Certain officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the year ended December 31, 2005, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$70,073,228

Sales	65,353,973

          At December 31, 2005, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were as follows:

Gross unrealized appreciation	$8,683,142
Gross unrealized depreciation	(2,677,979)

Net unrealized appreciation	$6,005,163

4. Shares of Beneficial Interest

The Declaration of Trust permits the Trustees to issue an unlimited number of shares of beneficial interest with par value $0.00001 per share. Transactions in shares of beneficial interest were as follows:

Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report	21

Notes to Financial Statements (continued)

	Year Ended	Year Ended
	December 31, 2005	December 31, 2004

Shares sold	930,965	1,641,892
Shares issued on reinvestment	552,698	113,380
Shares repurchased	(850,835)	(946,944)

Net Increase	632,828	808,328

          Travelers Life Annuity Company and Travelers Insurance Company, directly and through their separate accounts, own 100% of the Fund’s shares.

5. Income Tax Information and Distributions to Shareholders

The tax character of distributions paid during the fiscal years ended December 31 were as follows:

	2005	2004

Distributions paid from:
Ordinary Income	$3,347,179	$1,293,269
Net Long-term Capital Gains	2,751,204	1,532

Total Distributions Paid	$6,098,383	$1,294,801

          As of December 31, 2005, the components of accumulated earnings on a tax basis were as follows:

Other book/tax temporary differences (a)	$(237,879)
Unrealized appreciation/(depreciation) (b)	6,005,163

Total accumulated earnings/(losses) – net	$5,767,284

(a)

Other book/tax temporary differences are attributable primarily to book/tax differences in the treatment of distributions from real estate investment trusts and the deferral of post-October capital losses for tax purposes.

(b)

The difference between book-basis and tax-basis unrealized appreciation/(depreciation) is attributable primarily to the tax deferral of losses on wash sales and the difference between the book and tax cost basis of investments in real estate investment trusts.

6. Regulatory Matters

On May 31, 2005, the U.S. Securities and Exchange Commission (“SEC”) issued an order in connection with the settlement of an administrative proceeding against SBFM and CGM relating to the appointment of an affiliated transfer agent for the Smith Barney family of mutual funds (the “Funds”).

          The SEC order finds that SBFM and CGM willfully violated Section 206(1) of the Investment Advisers Act of 1940 (“Advisers Act”). Specifically, the order finds that SBFM and CGM knowingly or recklessly failed to disclose to the boards of the Funds in 1999 when proposing a new transfer agent arrangement with an affiliated transfer agent that: First Data Investors Services Group (“First Data”), the Funds’ then-existing transfer agent, had offered to continue as transfer agent and do the same work for substantially less money than before; and that CAM, the Citigroup business unit that, at the time, included the Fund’s investment manager and other investment advisory companies, had entered into a side letter with First Data under which CAM agreed to recommend the appointment of First Data as sub-transfer agent to the affiliated transfer agent in exchange for, among other things, a guarantee by First Data of specified amounts of asset management and investment banking fees to CAM and CGM. The order also finds that SBFM and CGM willfully violated Section 206(2) of the Advisers Act by virtue of the omissions discussed above and

22	Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report

Notes to Financial Statements (continued)

other misrepresentations and omissions in the materials provided to the funds’ boards, including the failure to make clear that the affiliated transfer agent would earn a high profit for performing limited functions while First Data continued to perform almost all of the transfer agent functions, and the suggestion that the proposed arrangement was in the Funds’ best interests and that no viable alternatives existed. SBFM and CGM do not admit or deny any wrongdoing or liability. The settlement does not establish wrongdoing or liability for purposes of any other proceeding.

          The SEC censured SBFM and CGM and ordered them to cease and desist from violations of Sections 206(1) and 206(2) of the Advisers Act. The order requires Citigroup to pay $208.1 million, including $109 million in disgorgement of profits, $19.1 million in interest, and a civil money penalty of $80 million. Approximately $24.4 million has already been paid to the Funds, primarily through fee waivers. The remaining $183.7 million, including the penalty, has been paid to the U.S. Treasury and will be distributed pursuant to a plan prepared and submitted for approval by the SEC. The order also requires that transfer agency fees received from the Funds since December 1, 2004 less certain expenses be placed in escrow and provides that a portion of such fees may be subsequently distributed in accordance with the terms of the order.

          The order required SBFM to recommend a new transfer agent contract to the Funds’ boards within 180 days of the entry of the order; if a Citigroup affiliate submitted a proposal to serve as transfer agent or sub-transfer agent, SBFM and CGM would have been required, at their expense, to engage an independent monitor to oversee a competitive bidding process. On November 21, 2005, and within the specified timeframe, the Fund’s Board selected a new transfer agent for the Fund. No Citigroup affiliate submitted a proposal to serve as transfer agent. Under the order, SBFM also must comply with an amended version of a vendor policy that Citigroup instituted in August 2004.

          At this time, there is no certainty as to how the proceeds of the settlement will be distributed, to whom such distributions will be made, the methodology by which such distributions will be allocated, and when such distributions will be made. Although there can be no assurance, SBFM does not believe that this matter will have a material adverse effect on the Funds.

7. Legal Matters

Beginning in August 2005, five class action lawsuits alleging violations of federal securities laws and state law were filed against CGM and SBFM (collectively, the “Defendants”) based on the May 31, 2005 settlement order issued against the Defendants by the SEC described in Note 6. The complaints seek injunctive relief and compensatory and punitive damages, removal of SBFM as the investment manager for the Smith Barney family of funds, rescission of the Funds’ management and other contracts with SBFM, recovery of all fees paid to SBFM pursuant to such contracts, and an award of attorneys’ fees and litigation expenses.

          On October 5, 2005, a motion to consolidate the five actions and any subsequently-filed, related action was filed. That motion contemplates that a consolidated amended complaint alleging substantially similar causes of action will be filed in the future.

Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report	23

Notes to Financial Statements (continued)

          As of the date of this report, the Fund’s investment manager believes that resolution of the pending lawsuit will not have a material effect on the financial position or results of operations of the Funds or the ability of the Fund’s investment manager and its affiliates to continue to render services to the Funds under their respective contracts.

*     *     *

          Beginning in June 2004, class action lawsuits alleging violations of the federal securities laws were filed against CGM and a number of its affiliates, including SBFM and Salomon Brothers Asset Management Inc. (the “Advisers”), substantially all of the mutual funds managed by the Advisers, including the Fund (the “Funds”), and directors or trustees of the Funds (collectively, the “Defendants”). The complaints alleged, among other things, that CGM created various undisclosed incentives for its brokers to sell Smith Barney and Salomon Brothers funds. In addition, according to the complaints, the Advisers caused the Funds to pay excessive brokerage commissions to CGM for steering clients towards proprietary funds. The complaints also alleged that the Defendants breached their fiduciary duty to the Funds by improperly charging Rule l2b-1 fees and by drawing on fund assets to make undisclosed payments of soft dollars and excessive brokerage commissions. The complaints also alleged that the Funds failed to adequately disclose certain aspects of the allegedly wrongful conduct. The complaints sought injunctive relief and compensatory and punitive damages, rescission of the Funds’ contracts with the Advisers, recovery of all fees paid to the Advisers pursuant to such contracts and an award of attorneys’ fees and litigation expenses.

          On December 15, 2004, a consolidated amended complaint (the “Complaint”) was filed alleging substantially similar causes of action. While the lawsuit is in its earliest stages, to the extent that the Complaint purports to state causes of action against the Funds, the Fund’s investment manager believes the Funds have significant defenses to such allegations, which the Funds intend to vigorously assert in responding to the Complaint.

          Additional lawsuits arising out of theses circumstances and presenting similar allegations and requests for relief may be filed against the Defendants in the future.

          As of the date of this report, the Fund’s investment manager and the Funds believe that the resolution of the pending lawsuit will not have a material effect on the financial position or results of operations of the Funds or the ability of the Advisers and their affiliates to continue to render services to the Funds under their respective contracts.

          The Defendants have moved to dismiss the Complaint. Those motions are pending before the court.

8. Other Matters

On September 16, 2005, the staff of the SEC informed SBFM that the staff is considering recommending that the Commission institute administrative proceedings against SBFM for alleged violations of Sections 19(a) and 34(b) of the 1940 Act (and related Rule 19a-1). The notification is a result of an industry wide inspection undertaken by the Commission and is based upon alleged deficiencies in disclosures regarding dividends and distributions paid to shareholders of certain funds. Section 19(a) and related Rule 19a-1 of the Investment Company Act generally require funds that are making dividend and distribution payments to provide shareholders with a written statement disclosing the source of

24	Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report

Notes to Financial Statements (continued)

the dividends and distributions, and, in particular, the portion of the payments made from each of net investment income, undistributed net profits and/or paid-in capital. In connection with the contemplated proceedings, the staff may seek a cease and desist order and/or monetary damages from SBFM.

          Although there can be no assurance, SBFM believes that this matter is not likely to have a material adverse effect on the Fund or SBFM’s ability to perform investment management services relating to the Fund.

Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report	25

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders
Variable Annuity Portfolios:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Smith Barney Small Cap Growth Opportunities Portfolio, a series of Variable Annuity Portfolios as of December 31, 2005, and the related statement of operations, statement of changes in net assets, and the financial highlights for the year then ended. These financial statements and the financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended December 31, 2004 and the financial highlights for each of the years in the four-year period then ended were audited by other independent registered public accountants whose report thereon, dated February 18, 2005, expressed an unqualified opinion on that financial statement and those financial highlights.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2005, by correspondence with the custodian and brokers or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Smith Barney Small Cap Growth Opportunities Portfolio as of December 31, 2005, and the results of its operations, changes in its net assets and the financial highlights for the year then ended, in conformity with U.S. generally accepted accounting principles.

New York, New York
February 22, 2006

26	Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report

Board Approval of Management Agreement (unaudited)

Background

The members of the Board of Smith Barney Small Cap Growth Opportunities Portfolio (the “Fund”), a series of Variable Annuity Portfolios, including the Fund’s Board members that are not considered to be “interested persons” under the Investment Company Act of 1940, as amended (the “Independent Board Members”), received information from the Fund’s manager (the “Manager”) to assist them in their consideration of the Fund’s management agreement (the “Management Agreement”). The Board received and considered a variety of information about the Manager and the Fund’s distributor, as well as the advisory and distribution arrangements for the Fund and other funds overseen by the Board, certain portions of which are discussed below. The presentation made to the Board encompassed the Fund and all the funds for which the Board has responsibility. The discussion below covers both advisory and administrative functions being rendered by the Manager, each function encompassed by the Management Agreement.

Board Approval of Management Agreement

In approving the Management Agreement, the Fund’s Board, including the Independent Board Members, considered the factors below. In all of the Board’s considerations with respect to the approval of the Management Agreement, the Board was mindful of the proposed acquisition of the Manager by Legg Mason, Inc.

Nature, Extent and Quality of the Services under the Management Agreement

The Board received and considered information regarding the nature, extent and quality of services provided to the Fund by the Manager under the Management Agreement during the past year. The Board noted information received at regular meetings throughout the year related to the services rendered by the Manager in its management of the Fund’s affairs and the Manager’s role in coordinating the activities of the Fund’s other service providers. The Board’s evaluation of the services provided by the Manager took into account the Board’s knowledge and familiarity gained as Board members of funds in the Citigroup Asset Management (“CAM”) fund complex, including the scope and quality of the Manager’s investment management and other capabilities and the quality of its administrative and other services. The Board observed that the scope of services provided by the Manager had expanded over time as a result of regulatory and other developments, including maintaining and monitoring its own and the Fund’s expanded compliance programs. The Board also considered the Manager’s response to recent regulatory compliance issues affecting it and the CAM fund complex. The Board reviewed information received from the Manager regarding the Fund’s compliance policies and procedures established pursuant to Rule 38a-1 under the Investment Company Act of 1940, as amended.

          The Board reviewed the qualifications, backgrounds and responsibilities of the Manager’s senior personnel and the portfolio management team primarily responsible for the day-to-day portfolio management of the Fund. The Board also considered the degree to which the Manager implemented organizational changes to improve investment results and the services provided to the CAM fund complex. The Board also considered, based on its

Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report	27

Board Approval of Management Agreement (unaudited) (continued)

knowledge of the Manager and its affiliates, the financial resources available to CAM and its parent organization, Citigroup Inc.

          The Board also considered the Manager’s brokerage policies and practices, the standards applied in seeking best execution, the Manager’s policies and practices regarding soft dollars, the use of a broker affiliated with the Manager and the existence of quality controls applicable to brokerage allocation procedures. In addition, management also reported to the Board on, among other things, its business plans, recent organizational changes and portfolio manager compensation plan.

          The Board concluded that, overall, the nature, extent and quality of services provided (and expected to be provided) under the Management Agreement were acceptable.

Fund Performance

The Board received and considered performance information for the Fund as well as for a group of funds (the “Performance Universe”) selected by Lipper, Inc. (“Lipper”), an independent provider of investment company data. The Board was provided with a description of the methodology Lipper used to determine the similarity of the Fund with the funds included in the Performance Universe. The Board also noted that it had received and discussed with management information throughout the year at periodic intervals comparing the Fund’s performance against its benchmark.

          The information comparing the Fund’s performance to that of its Performance Universe, consisting of all underlying variable insurance products (“VIPs”) classified as “small-cap growth funds” by Lipper, showed, among other data, that the Fund’s performance for the 1-year period ended March 31, 2005 was below the median and the performance for the 3-and 5-year periods ended March 31, 2005 was above the median.

          Based on their review, which included careful consideration of all of the factors noted above, the Board, mindful of the proposed transaction with Legg Mason, concluded that the Fund’s overall performance was satisfactory but that it will continue to evaluate the Fund’s performance.

Management Fees and Expense Ratios

The Board reviewed and considered the contractual management fee (the “Contractual Management Fee”) payable by the Fund to the Manager in light of the nature, extent and quality of the management services provided by the Manager. The Board also reviewed and considered that fee waiver and/or expense reimbursement arrangements are currently in place for the Fund and considered the actual fee rate (after taking waivers and reimbursements into account) (the “Actual Management Fee”) and that the Manager had agreed to continue its fee waivers and/or expense reimbursements until further notice.

          Additionally, the Board received and considered information comparing the Fund’s Contractual Management Fees and Actual Management Fee and the Fund’s overall expenses with those of funds in both the relevant expense group and a broader group of funds, each selected and provided by Lipper. The Board also reviewed information regarding fees charged by the Manager to other U.S. clients investing primarily in an asset class similar to that of the Fund including, where applicable, separate accounts. The Manager reviewed

28	Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report

Board Approval of Management Agreement (unaudited) (continued)

with the Board the significant differences in scope of services provided to the Fund and to these other clients, noting that the Fund is provided with administrative services, office facilities, Fund officers (including the Fund’s chief executive, chief financial and chief compliance officers), and that the Manager coordinates and oversees the provision of services to the Fund by other Fund providers. The Board considered the fee comparisons in light of the differences required to manage these different types of accounts. The Board received an analysis of complex-wide management fees provided by the Manager, which, among other things, set out a proposed framework of fees based on asset classes.

          Management also discussed with the Board the Fund’s distribution arrangements. The Board was provided with information concerning revenues received by and certain expenses incurred by the Fund’s affiliated distributor and how the amounts received by the distributor are paid.

          The information comparing the Fund’s Contractual and Actual Management Fees as well as its actual total expense ratio to its Expense Group, consisting of certain underlying VIPs (including the Fund) classified as “small-cap growth funds” and chosen by Lipper to be comparable to the Fund, showed that the Fund’s Contractual Management Fee and Actual Management Fee (which reflects a fee waiver) were below the median. The Board noted that the Fund’s actual total expense ratio was also below the median. The Board also noted that the Manager was continuing its voluntary waiver of a portion of the management fee until further notice, resulting in the same net effective fee as currently in place, which is lower than the current contractual fee.

          Taking all of the above into consideration, the Board determined that the Management Fee was reasonable in light of the nature, extent and quality of the services provided to the Fund under the Management Agreement.

Manager Profitability

The Board received and considered a profitability analysis of the Manager and its affiliates in providing services to the Fund. The Board also received profitability information with respect to the CAM fund complex as a whole. In addition, the Board received information with respect to the Manager’s allocation methodologies used in preparing this profitability data as well as a report from an outside consultant that had reviewed the Manager’s methodology. The Manager’s profitability was considered not excessive in light of the nature, extent and quality of the services provided to the Fund.

Economies of Scale

The Board received and discussed information concerning whether the Manager realizes economies of scale as the Fund’s assets grow. The Board noted that as the Fund’s assets have increased over time, certain expenses, such as fees for Board members, auditors and legal fees, become a smaller percentage of overall assets. The Board also noted that the Fund’s Contractual Management Fee is lower than the average of management fees paid by the other funds in the Expense Group across all asset levels. The Board also noted that the Fund’s Actual Management Fee was below the median of its Expense Group and that the Manager was continuing its voluntary expense waiver. The Board also noted the current asset level of the Fund. The Board determined that the management fee structure was reasonable.

Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report	29

Board Approval of Management Agreement (unaudited) (continued)

Other Benefits to the Manager

The Board considered other benefits received by the Manager and its affiliates as a result of their relationship with the Fund, including the opportunity to offer additional products and services to Fund shareholders.

          In light of the costs of providing investment management and other services to the Fund and the Manager’s ongoing commitment to the Fund, the profits and other ancillary benefits that the Manager and its affiliates received were considered reasonable.

          In light of all of the foregoing, the Board approved the Management Agreement to continue for another year.

          No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Management Agreement, and each Board Member attributed different weight to the various factors. The Independent Board Members were advised by separate independent legal counsel throughout the process. The Board also discussed the proposed continuance of the Management Agreement in private sessions with their independent legal counsel at which no representatives of the Manager were present.

Additional Information

On June 23, 2005, Citigroup Inc. entered into a definitive agreement (the “Transaction Agreement”) with Legg Mason, Inc. under which Citigroup agreed to sell substantially all of its asset management business, Citigroup Asset Management (“CAM”), which includes the Adviser, to Legg Mason in exchange for the broker-dealer and investment banking businesses of Legg Mason and certain other considerations (the “Transaction”). The Transaction closed on December 1, 2005.

          The consummation of the Transaction resulted in the automatic termination of the Fund’s current management agreement in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”). Prior to the closing of the Transaction, the Fund’s Board approved a new management agreement between the Fund and the Adviser (the “New Management Agreement”) and authorized the Fund’s officers to submit the New Management Agreement to shareholders for their approval.

          On July 11, 2005, members of the Board discussed with CAM management and certain senior Legg Mason representatives the Transaction and Legg Mason’s general plans and intentions regarding the Fund, including the preservation, strengthening and growth of CAM’s business and its combination with Legg Mason’s business. Among other things, the Board Members also inquired about the plans for and anticipated roles and responsibilities of certain CAM employees and officers after the Transaction.

          At a meeting held in person on August 7, 2005, the Fund’s Board, including a majority of the Board Members who are not “interested persons” of the Fund or the Adviser as defined in the 1940 Act (the “Independent Board Members”), approved the New Management Agreement. To assist the Board in its consideration of the New Management Agreement, Legg Mason provided materials and information about Legg Mason, including its financial condition and asset management capabilities and organization, and CAM provided materials and information about the Transaction between Legg Mason and Citigroup. Representatives of CAM and Legg Mason and/or Western Asset Management and its affili-

30	Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report

Board Approval of Management Agreement (unaudited) (continued)

ates (“Western Asset”) also made presentations to and responded to questions from the Board. The Independent Board Members, through their independent legal counsel, also requested and received additional information from CAM and Legg Mason in connection with their consideration of the New Management Agreement. The additional information was provided in advance of and at the August meeting. After the presentations and after reviewing the written materials provided, the Independent Board Members met in executive session with their counsel to consider the New Management Agreement.

          The Independent Board Members conferred separately and with their counsel about the Transaction on a number of occasions, including in connection with the July and August meetings.

          In their deliberations concerning the New Management Agreement, among other things, the Board Members considered:

(i)	the automatic termination of the current management agreement upon completion of the Transaction and the need for continuity of services provided under the current management agreement;

(ii)	the reputation, financial strength and resources of Legg Mason and its investment advisory subsidiaries;

(iii)	that, following the Transaction, CAM will be part of an organization focused on the asset management business;

(iv)

that Legg Mason is an experienced and respected asset management firm, and that Legg Mason has advised the Board Members that (a) it may wish to combine certain CAM operations with those of certain Legg Mason subsidiaries; (b) it is expected that these combination processes will result in changes to portfolio managers or portfolio management teams for a number of the CAM funds, subject to Board consent and appropriate notice to shareholders, and that, in other cases, the current portfolio managers or portfolio management teams will remain in place; and (c) in the future, it may recommend that Legg Mason subsidiaries be appointed as the adviser or subadviser to some or all of the CAM funds, subject to applicable regulatory requirements;

(v)	that CAM management had advised the Board that a number of portfolio managers and other key CAM personnel would be retained after the closing of the Transaction;

(vi)

that CAM management and Legg Mason have advised the Board that following the Transaction, there is not expected to be any diminution in the nature, quality and extent of services provided to the Fund and their shareholders by the Adviser, including compliance services;

(vii)

that under the Transaction Agreement, Citigroup and Legg Mason have agreed not to take any action that is not contemplated by the Transaction or fail to take any action that to their respective knowledge would cause any of the requirements of Section 15(f) of the 1940 Act not to be met;

Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report	31

Board Approval of Management Agreement (unaudited) (continued)

(viii)

the assurances from Citigroup and Legg Mason that, for a three-year period following the closing of the Transaction, Citigroup-affiliated broker-dealers will continue to offer the Fund as an investment product, and the potential benefits to Fund shareholders from this and other third-party distribution access;

(ix)	the potential benefits to Fund shareholders from being part of a combined fund family with Legg Mason-sponsored funds, including possible economies of scale and access to investment opportunities;

(x)	that Citigroup and Legg Mason would derive certain benefits from the Transaction and that, as a result, they have a financial interest in the matters that were being considered;

(xi)	the potential effects of regulatory restrictions on the Fund if Citigroup-affiliated broker-dealers remain principal underwriters of the Fund after the closing of the Transaction;

(xii)	the fact that the Fund’s total advisory and administrative fees will not increase by virtue of the New Management Agreement, but will remain the same;

(xiii)

the terms and conditions of the New Management Agreement, including the differences from the current management agreement, and the benefits of a single, uniform form of agreement covering these services;

(xiv)	that the Fund would not bear the costs of obtaining shareholder approval of the New Management Agreement;

(xv)	that Citigroup and Legg Mason were negotiating a license arrangement that would permit the Fund to maintain its current name for some agreed upon time period after the closing of the Transaction; and

(xvi)

that, as discussed in detail above, the Board had performed a full annual review of the current management agreement as required by the 1940 Act. In that regard, the Board’s deliberations concerning the New Management Agreement reflected its prior evaluation of relevant factors, including the nature, quality and extent of services provided, costs of services provided, profitability, fall-out benefits, fees and economies of scale and investment performance considered in connection with the approval of the current management agreement and its determination that information provided by CAM and Legg Mason management prior to and at the August meeting supported the continued appropriateness of such conclusions with respect to the New Management Agreement.

          No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the New Management Agreement, and each Board Member attributed different weight to the various factors. The Independent Board Members were advised by separate independent legal counsel throughout the process. The Board also discussed the New Management Agreement in private sessions with their independent legal counsel at which no representatives of the Adviser were present. In light of all of the foregoing, the Board approved the New Management Agreement and authorized the Fund’s officers to submit the New Management Agreement to shareholders for their approval.

32	Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report

Additional Information (unaudited)

Information about Trustees and Officers

The business and affairs of the Variable Annuity Portfolios—Smith Barney Small Cap Growth Opportunities Portfolio (“Fund”) are managed under the direction of the Fund’s Board of Trustees. Information pertaining to the Trustees and officers of the Fund is set forth below. Each Trustee and officer holds office for his or her lifetime, unless that individual resigns, retires or is otherwise removed. The Statement of Additional Information includes additional information about Fund Trustees and is available, without charge, upon request by calling Shareholder Services at 1-800-451-2010.

Name, Address and Birth Year	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios In the Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee

Non-Interested Trustees:
Elliott J. Berv c/o R. Jay Gerken Citigroup Asset Management (“CAM”) 399 Park Avenue New York, NY 10022 Birth Year: 1943	Trustee	Since 2001	Executive Vice President and Chief Operations Officer, DigiGym Systems (on-line personal training systems) (since 2001); Consultant, Catalyst (Consulting) (since 1984); Chief Executive Officer, Motorcity USA (motorsport racing) (Since 2004)	37

Board Member, American Identity Corp. (doing business as Morpheus Technologies) (biometric information management) (since 2001); Director, Lapoint Industries (industrial filter company) (since 2002); Director, Alzheimer’s Association (New England Chapter) (since 1998)

Donald M. Carlton c/o R. Jay Gerken CAM 399 Park Avenue New York, NY 10022 Birth Year: 1937	Trustee	Since 2001	Consultant, URS Corporation (engineering) (since 1999); former Chief Executive Officer, Radian International LLC (engineering) (from 1996 to 1998), Member of the Management Committee, Signature Science (research and development) (since 2000)	37

Director, Tempe-Inland (forest products) (since 2003); Director, American Electric Power Co. (electric utility) (since 1999); Director, National Instruments Corp. technology) (since 1994); former Director, Valero Energy (petroleum refining) (since 2003)

A. Benton Cocanougher c/o R. Jay Gerken CAM 399 Park Avenue New York, NY 10022 Birth Year: 1938	Trustee	Since 2001	Dean Emeritus and Professor, Texas A&M University (since 2004); former Interim Chancellor, Texas A&M University System (from 2003 to 2004); former Special Advisor to the President, Texas A&M University (from 2002-2003); former Dean Emeritus and Wiley Professor, Texas A&M University (from 2001 to 2002); former Dean and Professor of Marketing, College and Graduate School of Business of Texas A&M University (from 1987 to 2001)	37	None

Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report	33

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios In the Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee

Mark T. Finn c/o R. Jay Gerken CAM 399 Park Avenue New York, NY 10022 Birth Year: 1943	Trustee	Since 2001

Adjunct Professor, College of William & Mary (since 2002); Principal/Member, Balvan Partners (investment manage- ment) (since 2002); Chair- man, Chief Executive Officer and Owner, Vantage Consult-ing Group, Inc. (investment advisory and consulting firm) (since 1988); former Vice Chairman and Chief Operating Officer, Lindner Asset Man-agement Company (mutual fund company) (1988 to 2001); former General Partner and Shareholder, Greenwich Ventures LLC (investment partnership) (from 1996 to 2001); former President, Secretary and Owner, Phoenix Trading Co. (commodity trading advisory firm) (from 1997 to 2000)

				37	Former President and Director, Delta Financial, Inc. (investment advisory firm) (from 1983 to 1999)

Stephen Randolph Gross c/o R. Jay Gerken CAM 399 Park Avenue New York, NY 10022 Birth Year: 1947	Trustee	Since 2001	Chairman, HLB Gross Collins, PC (accounting and consulting firm (since 1979); Treasurer, Coventry Limited, Inc. (Senior Living Facilities) (since 1985); former Managing Director, Fountainhead Ventures, LLC (technology accelerator) (from 1998 to 2003); former Treasurer, Hank Aaron Enterprises (fast food franchise) (from 1985 to 2001); former Partner, Capital Investment Advisory Partners (leverage buyout consulting) (from 2000 to 2002); former Sercretary, Carint N.A. (manufacturing) (from 1998 to 2002)	37

Director, Andersen Calhoun (assisted living) (since 1987); former Director, Yu Save, Inc. (internet company) (from 1998 to 2000); former Director, Hotpalm.com, Inc. (wireless applications) from 1998 to 2000); former Director, United Telesis, Inc. (telecommunications) (from 1997 to 2002); former Director ebank.com, Inc. (from 1997 to 2004)

Diana R. Harrington c/o R. Jay Gerken CAM 399 Park Avenue New York, NY 10022 Birth Year: 1940	Trustee	Since 1992	Professor, Babson College (since 1993)	37	None

34	Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios In the Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee

Susan B. Kerley c/o R. Jay Gerken CAM 399 Park Avenue New York, NY10022 Birth Year: 1951	Trustee	Since 1992	Consultant, Strategic Management Advisors, LLC (investment consulting) (since 1990)	37	Chairperson and Independent Board Member of Eclipse Fund, Inc. and Eclipse Funds (which trade as Mainstay Funds) (cur- rently supervises 16 investment companies in the fund complex.

Alan G. Merten c/o R. Jay Gerken CAM 399 Park Avenue New York, NY 10022 Birth Year: 1941	Trustee	Since 2001	President, George Mason University (since 1996).	37	Director, Xybernaut Corporation (informa- tion technology) (since 2004); Director, Digital Net Holdings, Inc. (since 2003); Director, Comshare, Inc. (information tech- nology) (from 1985 to 2003)

R. Richardson Pettit c/o R. Jay Gerken CAM 399 Park Avenue New York, NY 10022 Birth Year: 1942	Trustee	Since 2001	Professor of Finance, University of Houston (from 1977 to 2002); Independent Consultant (since 1984).	37	None

Interested Trustee:
R. Jay Gerken, CFA** CAM 399 Park Avenue, Mezzanine New York, NY 10022 Birth Year: 1951	Chairman, President and Chief Executive Officer	Since 2002	Managing Director of CAM; Chairman, President and Chief Executive Officer of Smith Barney Fund Management LLC (“SBFM”), President and Chief Executive Officer of certain mutual funds associated with CAM; formerly, Portfolio Manager of Smith Barney Allocation Series Inc. (from 1996 to 2001) and Smith Barney Growth and Income Fund (from 1996 to 2000); Formerly, Chairman, President and Chief Executive Officer of Travelers Investment Adviser, Inc. (“TIA”) (from 2002 to 2005)	183	N/A

Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report	35

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios In the Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee

Officers:

Andrew B. Shoup CAM 125 Broad Street 11th Floor New York, NY 10004 Birth Year: 1956	Senior Vice President and Chief Administrative Officer	Since 2003

Director of CAM; Senior Vice President and Chief Administrative Officer of mutual funds associated with CAM; Chief Financial Officer and Treasurer of certain mutual funds associated with CAM; Head of International Funds Administration of CAM (from 2001 to 2003); Director of Global Funds Administration of CAM (from 2000 to 2001)

				N/A	N/A

Frances M. Guggino CAM 125 Broad Street 10th Floor New York, NY 10004 Birth Year: 1957	Chief Financial Officer and Treasurer	Since 2004	Director of CAM; Chief Financial Officer and Treasurer of certain mutual funds associated with CAM; Controller of certain mutual funds associated with CAM (from 1999 to 2004)	N/A	N/A

Ted P. Becker CAM 399 Park Avenue New York, NY 10022 Birth Year: 1951	Chief Compliance Officer	Since 2006

Managing Director of Compliance at Legg Mason & Co., LLC, (2005-Present); Chief Compliance Officer with certain mutual funds associated with CAM (since 2006); Managing Director of Compliance at CAM (2002-2005); Prior to 2002, Managing Director-Internal Audit & Risk Review at Citigroup Inc.

				N/A	N/A

John Chiota CAM 100 First Stamford Place, 5th Floor Stamford, CT 06902 Birth Year: 1968	Chief Anti- Money Laundering Compliance Officer	Since 2006

Vice President of CAM (since 2004); Chief Anti-Money Laundering Compliance Officer with certain mutual funds N/A associated with CAM (since 2006); prior to August 2004, Chief AML Compliance Officer with TD Waterhouse

				N/A	N/A

36	Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report

Additional Information (unaudited) (continued)

Name, Address and Birth Year	Position(s) Held with Fund	Term of Office* and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios In the Fund Complex Overseen by Trustee	Other Board Memberships Held by Trustee

Wendy S. Setnicka CAM 125 Broad Street 10th Floor New York, NY 10004 Birth Year: 1964	Controller	Since 2004	Vice President of CAM (since 2003); Controller of certain mutual funds associated with CAM; Assistant Controller of CAM (from 2002 to 2004); Accounting Manager of CAM (from 1998 to 2002)	N/A	N/A

Robert I. Frenkel CAM 300 First Stamford Place 4th Floor Stamford, CT 06902 Birth Year: 1954	Secretary and Chief Legal Officer	Since 2003	Managing Director and General Counsel of Global Mutual Funds for CAM and its predecessor (since 1994); Secretary and Chief Legal Officer of mutual funds associated with CAM	N/A	N/A

*	Each Trustee and Officer serves until his or her successor has been duly elected and qualified.

**	Mr. Gerken is an “interested person” of the Fund as defined in the Investment Company Act of 1940, as amended, because Mr. Gerken is an officer of the Manager and certain of its affiliates.

See Notes to Financial Statements.

Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report	37

Additional Shareholder Information (unaudited)

Results of a Special Meeting of Shareholders

On November 15, 2005, a Special Meeting of Shareholders was held for the following purposes: 1) to approve a new management agreement; and 2) to elect Trustees. The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each matter voted on at the Special Meeting of Shareholders.

Item Voted on	Votes For	Votes Against	Abstentions	Broker Non-Votes

New Management
Agreement	5,049,665.82	231,860.01	74,197.08	—

Election of Trustees[1]	Votes For	Votes Against

Nominees:

Eliot J. Berv	5,124,012.52	231,710.39
Donald M. Carlton	5,124,012.52	231,710.39
A. Benton Cocanougher	5,124,012.52	231,710.39
Mark T. Finn	5,124,012.52	231,710.39
Stephen Randolph Gross	5,124,012.52	231,710.39
Diana R. Harrington	5,124,012.52	231,710.39
Susan B. Kerley	5,124,012.52	231,710.39
Alan G. Merten	5,124,012.52	231,710.39
R. Richardson Pettit	5,124,012.52	231,710.39
R. Jay Gerken	5,124,012.52	231,710.39

[1]	Trustees are elected by the shareholders of all the Funds in the series of the Trust including the Fund.

See Notes to Financial Statements.

38	Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report

Important Tax Information (unaudited)

The following information is provided with respect to the distributions paid during the taxable year ended December 31, 2005.

Record Date:	8/18/05	12/27/05
Payable Date:	8/19/05	12/28/05

Dividends Qualifying for the Dividends Received Deduction for Corporations	15.34%	13.29%

Long-Term Capital Gain Distributions Paid	$0.239228	$0.261515

Also, the Fund hereby designates an additional $24,039 of long-term capital gains.

Please retain this information for your records.

See Notes to Financial Statements.

Smith Barney Small Cap Growth Opportunities Portfolio 2005 Annual Report	39

Smith Barney Small Cap Growth Opportunities Portfolio

TRUSTEES
Elliott J. Berv
Donald M. Carlton
A. Benton Cocanougher
Mark T. Finn
R. Jay Gerken, CFA*
Chairman
Stephen Randolph Gross
Diana R. Harrington
Susan B. Kerley
Alan G. Merten
R. Richardson Pettit

OFFICERS
R. Jay Gerken, CFA
President and
Chief Executive Officer

Andrew B. Shoup
Senior Vice President and
Chief Administrative Officer

Frances M. Guggino
Chief Financial Officer and
Treasurer

Ted P. Becker
Chief Compliance Officer

John Chiota
Chief Anti-Money Laundering
Compliance Officer

Wendy S. Setnicka
Controller

Robert I. Frenkel
Secretary and Chief Legal Officer

INVESTMENT MANAGER
Smith Barney Fund
     Management LLC

DISTRIBUTORS
Citigroup Global Markets Inc.
Legg Mason Investor Services, LLC

CUSTODIAN
State Street Bank
     and Trust Company

TRANSFER AGENT
PFPC Inc.
4400 Computer Drive
Westborough, Massachusetts
01581

INDEPENDENT
REGISTERED PUBLIC
ACCOUNTING FIRM
KPMG LLP
345 Park Avenue
New York, NY 10154

This report is submitted for general information of the shareholders of Variable Annuity Portfolios—Smith Barney Small Cap Growth Opportunities Portfolio but it may also be used as sales literature when preceded or accompanied by a current Prospectus.

This report must be preceded or accompanied by a free prospectus. Investors should consider the Fund's investment objectives, risks, charges and expenses carefully before investing. The prospectus contains this and other important information about the Fund. Please read the prospectus carefully before investing.

www.citigroupam.com

©2005 Legg Mason Investor Services, LLC
Member NASD, SIPC

FD02697 2/06 06-9635

LEGG MASON

Smith Barney Small Cap Growth Opportunities Portfolio

The Fund is a separate investment fund of the Variable Annuity Portfolios, a Massachusetts business trust.

SMITH BARNEY SMALL CAP GROWTH OPPORTUNITIES PORTFOLIO
Smith Barney Mutual Funds
125 Broad Street
10th Floor, MF-2
New York, New York 10004

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission for the first and third quarters of each fiscal year on Form N-Q. The Fund's Forms N-Q are available on the Commission's website at www.sec.gov. The Fund's Forms N-Q may be reviewed and copied at the Commission's Public Reference Room in Washington, D.C., and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. To obtain information on Form N-Q from the Fund, shareholders can call 1-800-446-2010.

Information on how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30, and a description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities is available (1) without charge, upon request, by calling 1-800-446-2010, (2) on the Fund's website at www.citigroupAM.com and (3) on the SEC's website at www.sec.gov.

ITEM 2.	CODE OF ETHICS.

The registrant has adopted a code of ethics that applies to the registrant’s principal executive officer, principal financial officer, principal accounting officer or controller.

ITEM 3.	AUDIT COMMITTEE FINANCIAL EXPERT.

The Board of Directors of the registrant has determined that Stephen Randolph Gross, the Chairman of the Board’s Audit Committee, possesses the technical attributes identified in Instruction 2(b) of Item 3 to Form N-CSR to qualify as an “audit committee financial expert,” and has designated Mr. Gross as the Audit Committee’s financial expert. Mr. Gross is an “independent” Director pursuant to paragraph (a)(2) of Item 3 to Form N-CSR.

ITEM 4.	PRINCIPAL ACCOUNTANT FEES AND SERVICES.

a) Audit Fees. Effective June 17, 2005, PricewaterhouseCoopers LLP (“PwC”) resigned as the Registrant’s principal accountant (the “Auditor”). The Registrant’s audit committee approved the engagement of KPMG LLP (“KPMG”) as the Registrant’s new principal accountant for the fiscal year ended December 31, 2005. The aggregate fees billed in the last two fiscal years ending December 31, 2004 and December 31, 2005 (the "Reporting Periods") for professional services rendered by PwC for the audit of the Registrant's annual financial statements, or services that are normally provided by the Auditor in connection with the statutory and regulatory filings or engagements for the Reporting Periods, were $25,500 in 2004 and $22,000 in 2005. KPMG has not billed the Registrant for professional services rendered as of December 31, 2005.

b) Audit-Related Fees. The aggregate fees billed in the Reporting Periods for assurance and related services by PwC or KPMG that are reasonably related to the performance of the audit of the Registrant's financial statements and are not reported under paragraph (a) of this Item 4 were $0 in 2004 and $255 in 2005.

In addition, there were no Audit-Related Fees billed in the Reporting Period for assurance and related services by the Auditor to the Registrant’s investment adviser (not including any sub-adviser whose role is primarily portfolio management and is subcontracted with or overseen by another investment adviser), and any entity controlling, controlled by or under common control with the investment adviser that provides ongoing services to the Variable Annuity Portfolios (“service affiliates”), that were reasonably related to the performance of the annual audit of the service affiliates. Accordingly, there were no such fees that required pre-approval by the Audit Committee for the Reporting Periods (prior to May 6, 2003 services provided by the Auditor were not required to be pre-approved).

(c) Tax Fees. The aggregate fees billed in the Reporting Periods for professional services rendered by PwC for tax compliance, tax advice and tax planning ("Tax Services") were $4,000 in 2004 and $0 in 2005. These services consisted of (i) review or preparation of U.S. federal, state, local and excise tax returns; (ii) U.S. federal, state and local tax planning, advice and assistance regarding statutory, regulatory or administrative developments, and (iii) tax advice regarding tax qualification matters and/or treatment of various financial instruments held or proposed to be acquired or held. As of December 31, 2005, KPMG has not billed the Registrant for any Tax Services rendered.

There were no fees billed for tax services by PwC or KPMG to service affiliates during the Reporting Periods that required pre-approval by the Audit Committee.

d) All Other Fees. There were no non-audit services rendered by KPMG to SBAM, or any entity controlling, controlled by or under common control with SBAM that provided ongoing services to the Registrant.

All Other Fees. There were no other non-audit services rendered by PwC or KPMG to Smith Barney Fund Management LLC (“SBFM”), and any entity controlling, controlled by or under common control with SBFM that provided ongoing services to Variable Annuity Portfolios requiring pre-approval by the Audit Committee in the Reporting Period.

(e) Audit Committee’s pre–approval policies and procedures described in paragraph (c) (7) of Rule 2-01 of Regulation S-X.

(1) The Charter for the Audit Committee (the “Committee”) of the Board of each registered investment company (the “Fund”) advised by Smith Barney Fund Management LLC or Salomon Brothers Asset Management Inc. or one of their affiliates (each, an “Adviser”) requires that the Committee shall approve (a) all audit and permissible non-audit services to be provided to the Fund and (b) all permissible non-audit services to be provided by the Fund’s independent auditors to the Adviser and any Covered Service Providers if the engagement relates directly to the operations and financial reporting of the Fund. The Committee may implement policies and procedures by which such services are approved other than by the full Committee.

The Committee shall not approve non-audit services that the Committee believes may impair the independence of the auditors. As of the date of the approval of this Audit Committee Charter, permissible non-audit services include any professional services (including tax services), that are not prohibited services as described below, provided to the Fund by the independent auditors, other than those provided to the Fund in connection with an audit or a review of the financial statements of the Fund. Permissible non-audit services may not include: (i) bookkeeping or other services related to the accounting records or financial statements of the Fund; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management functions or human resources; (vii) broker or dealer, investment adviser or investment banking services; (viii) legal services and expert services unrelated to the audit; and (ix) any other service the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Pre-approval by the Committee of any permissible non-audit services is not required so long as: (i) the aggregate amount of all such permissible non-audit services provided to the Fund, the Adviser and any service providers controlling, controlled by or under common control with the Adviser that provide ongoing services to the Fund (“Covered Service Providers”) constitutes not more than 5% of the total amount of revenues paid to the independent auditors during the fiscal year in which the permissible non-audit services are provided to (a) the Fund, (b) the Adviser and (c) any entity controlling, controlled by or under common control with the Adviser that provides ongoing services to the Fund during the fiscal year in which the services are provided that would have to be approved by the Committee; (ii) the permissible non-audit services were not recognized by the Fund at the time of the engagement to be non-audit services; and (iii) such services are promptly brought to the attention of the Committee and approved by the Committee (or its delegate(s)) prior to the completion of the audit.

(2) For the Variable Annuity Portfolios, the percentage of fees that were approved by the audit committee, with respect to: Audit-Related Fees were 100% and 100% for 2004 and 2005; Tax Fees were 100% and 100% for 2004 and 2005; and Other Fees were 100% and 100% for 2004 and 2005.

(f) N/A

(g) The aggregate fees billed for all other non-audit services rendered by PwC to Salomon Brothers Asset Management (“SBAM”), and any entity controlling, controlled by or under common control with SBAM that provided ongoing services to Variable Annuity Portfolios, requiring pre-approval by the Audit Committee for the period May 6, 2003 through December 31, 2004 and for the year ended December 31, 2005, which include the issuance of reports on internal control under SAS No. 70 related to various Citigroup Asset Management (“CAM”) entities a profitability review of the Adviser and phase 1 pf an analysis of Citigroup’s current and future real estate occupancy requirements in the tri-state area and security risk issues in the New York metro region were $0.0 and $1.3 million, respectively, all of which were pre-approved by the Audit Committee.

Non-audit fees billed by PwC for services rendered to Variable Annuity Portfolios and CAM and any entity controlling, controlled by, or under common control with CAM that provides ongoing services to Variable Annuity Portfolios during the reporting period were $6.4 million and $2.7 million for the years ended December 31, 2004 and December 31, 2005, respectively.

Non-audit fees billed by KPMG for services rendered to Variable Annuity Portfolios and CAM and any entity controlling, controlled by, or under common control with CAM that provides ongoing services to Variable Annuity Portfolios during the reporting period was $75,000 and $0 for the years ended December 31, 2004 and December 31, 2005, respectively. Such fees relate to services provided in connection with the transfer agent matter as fully described in the notes to the financial statements.

(h) Yes. The Variable Annuity Portfolios’ Audit Committee has considered whether the provision of non-audit services that were rendered to Service Affiliates which were not pre-approved (not requiring pre-approval) is compatible with maintaining the Accountant's independence. All services provided by the Auditor to the Variable Annuity Portfolios or to Service Affiliates, which were required to be pre-approved, were pre-approved as required.

ITEM 5.	AUDIT COMMITTEE OF LISTED REGISTRANTS.

Not applicable.

ITEM 6.	SCHEDULE OF INVESTMENTS.

Included herein under Item 1.

ITEM 7.	DISCLOSURE OF PROXY VOTING POLICIES AND PROCEDURES FOR CLOSED-END MANAGEMENT INVESTMENT COMPANIES.

Not applicable.

ITEM 8.	PORTFOLIO MANAGERS OF CLOSED-END MANAGEMENT INVESTMENT COMPANIES.

Not applicable.

ITEM 9.	PURCHASES OF EQUITY SECURITIES BY CLOSED-END MANAGEMENT INVESTMENT COMPANY AND AFFILIATED PURCHASERS.

Not applicable.

ITEM 10.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

Not applicable.

ITEM 11.	CONTROLS AND PROCEDURES.

(a)	The registrant’s principal executive officer and principal financial officer have concluded that the registrant’s disclosure controls and procedures (as defined in Rule 30a- 3(c) under the Investment Company Act of 1940, as amended (the “1940 Act”)) are effective as of a date within 90 days of the filing date of this report that includes the disclosure required by this paragraph, based on their evaluation of the disclosure controls and procedures required by Rule 30a-3(b) under the 1940 Act and 15d-15(b) under the Securities Exchange Act of 1934.

(b)	There were no changes in the registrant’s internal control over financial reporting (as defined in Rule 30a-3(d) under the 1940 Act) that occurred during the registrant’s last fiscal half-year (the registrant’s second fiscal half-year in the case of an annual report) that have materially affected, or are likely to materially affect the registrant’s internal control over financial reporting.

ITEM 12.	EXHIBITS.
	(a)	Code of Ethics attached hereto.

Exhibit 99.CODE ETH

	(b)	Attached hereto.

	Exhibit 99.CERT	Certifications pursuant to section 302 of the Sarbanes-Oxley Act of 2002

	Exhibit 99.906CERT	Certifications pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940, the registrant has duly caused this Report to be signed on its behalf by the undersigned, there unto duly authorized.

Variable Annuity Portfolios

By:	/s/ R. Jay Gerken
(R. Jay Gerken)
Chief Executive Officer of
Variable Annuity Portfolios

Date:	March 10, 2006

     Pursuant to the requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By:	/s/ R. Jay Gerken
(R. Jay Gerken)
Chief Executive Officer of
Variable Annuity Portfolios

Date:	March 10, 2006

By:	/s/ Frances M. Guggino
(Frances M. Guggino)
Chief Financial Officer of
Variable Annuity Portfolios

Date:	March 10, 2006